Exhibit 99.1

MangoSoft Expands Management Team
Somers, New York, June 17, 2010

MangoSoft, Inc. (OTC BB: MGOF.OB) announced today that Sean M. Gavin has joined the Company as its Chief Financial Officer.

Mr. Gavin is a seasoned executive with a strong background in finance, investments, internal audit, analytics and strategic planning. Past assignments include Brevet Capital, Bear Stearns, SAC Capital and Liberty Mutual Insurance Group. Mr. Gavin holds an MBA from the Stern School at NYU and a bachelor’s degree in Finance and Operations/Strategic Management. He is a Chartered Financial Analyst.

With this appointment, Dennis M. Goett, the Company’s Chairman and CEO, relinquishes his responsibilities as CFO. Mr. Goett commented, “Sean’s addition to the management team expands our capabilities and brings additional critical skills to the Company. His experience in transactional finance, mergers and acquisitions, among other financial expertise will allow us to broaden our search for business opportunities as we set a new direction for MangoSoft. This appointment will also give us the opportunity to improve controls that are required of public companies by the SEC, an important gap in our operations.”

Commenting on his new responsibilities, Mr. Gavin commented: “I am very happy to have the opportunity to be part of this management team at a time in our economy’s recovery where we see new and exciting prospects for growth. Working with Dennis and the Board, I believe we will accomplish building MangoSoft into an emerging growth enterprise that will write a new and profitable chapter in the Company’s history.”

The Company can be reached at 108 Village Square, Suite 315, Somers, NY 10589. MangoSoft’s main number is 914-315-9756.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by MangoSoft, Inc. (MGOF.OB) may differ materially from these statements due to a number of factors. MangoSoft, Inc. assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.